[Shearman & Sterling Letterhead]



                                 August 24, 1998


United Technologies Building
One Financial Plaza
Hartford, Connecticut 06101

                           Medium-Term Notes, Series B
             Due Nine Months to Thirty Years from the Date of Issue
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Ladies and Gentlemen:

         We are acting as special tax counsel to the United Technologies Corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Registration Statement No. 33-46916, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time, as set forth in the prospectus dated July 27, 1998 (the "Prospectus"), and in the supplement to the Prospectus, dated August 24, 1998 (the "Prospectus Supplement"), of the Company's Medium-Term Notes, Series B.

         In delivering our opinion, we have reviewed the Registration Statement, the Prospectus, the exhibits thereto, and the Prospectus Supplement, and have relied upon the representations, facts and descriptions set forth therein, which you have represented as being true, correct and complete.

         Based upon the foregoing and the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (including proposed Regulations) and our consideration of other pertinent authorities, all as in effect on the date hereof, we hereby confirm to you our advice as set forth in the Prospectus Supplement under the heading "United States Taxation".

         We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "United States Taxation" in the Prospectus Supplement.

                                                   Very truly yours,


                                                   /s/ Shearman & Sterling